EXHIBIT 99.1

Transcript of

BK Technologies Corp.

BKTI First Quarter 2024 Earnings Call

May 09, 2024

Participants

John Nesbett - IMS Investor Relations

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Analysts

Aaron Martin - AIGH Investment Partners

Jonathan Old - Long Meadow Investors LLC

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the First Quarter 2024. This call is being recorded. All participants have been placed on a listen-only mode and following management's remarks, the call will be opened for questions. There is a slide presentation that accompanies today's remarks, which can be accessed via the webcast.

At this time, it is my pleasure to turn the floor over to your host for today, John Nesbett of IMS Investor Relations. Please go ahead.

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John Nesbett - IMS Investor Relations

Thank you. Good morning and welcome to our conference call to discuss BK Technologies results for the first quarter 2024. On the call today are John Suzuki, Chief Executive Officer; and Scott Malmanger, Chief Financial Officer. I'll take a moment to read the safe harbor statement. Statements made during this conference call and presented in the presentation that are not based on historical facts are forward-looking statements. Such statements include, but are not limited to projections or statements of future goals and targets regarding the company's revenue and profits.

These statements are subject to known and unknown risk factors. The company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements and some of the factors and risks that could cause or contribute to such material differences have been described in this morning's press release and in BK's filings with the U.S. Securities and Exchange Commission. These statements are based on information and understandings that are believed to be accurate as of today and we do not undertake any duty to update such forward-looking statements.

Okay. I'll now turn the call over to John Suzuki, CEO of BK Technologies. Go ahead, John.

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Thank you, John. Thank you everyone for joining today. I'll start by reviewing some of our highlights of our operations and financial results during the quarter. Then I'll turn it over to our Chief Financial Officer, Scott Malmanger for a deeper dive into our financial results. We'll conclude by opening up the call for a brief Q&A. As most of you know, BK Technologies is a technology leader in the critical communications industry, developing single and now multiband radios. We have made great strides enhancing and expanding our radio product portfolio which has been driving our recent financial performance.

Our relatively new SaaS division represents our longer-term vision developing next generation solutions that combine land mobile radios with LTE 5G smartphones to create seamless connectivity making the first responder safer and more productive. Now let's dive into our first quarter results. Our first quarter provide a strong start to 2024 and while we still have a lot of work to do, our performance to date reflects the success we are achieving with executing our strategy.

First quarter 2024 earnings per share of $0.19 represents our third consecutive quarter of improving profitability. Our gross margin improved to 34.5% in the quarter compared with 26.1% in the first quarter of 2023. And we expect to continue improving our gross margin throughout the year as we return to historical margin levels of 35 plus percent. Our BKR5000 single band radio enjoyed strong demand in the quarter, driven primarily by order activity from the USDA Forest Service for 5,620 radios.

The BKR9000 also continues to gain market acceptance and recognition with orders from the Arkansas Department of Agriculture, Forestry Division and from Boulder County, Colorado. We're especially encouraged by the order from Boulder as that is a Tier 2 county by population with over 300,000 total residents and the order demonstrates the 9000's appeal and ability to penetrate these larger markets. Our total backlog has increased to 19 million as of March 31, 2024 compared with the December 2023 ending backlog of 16 million. During the first quarter, we successfully completed the transfer of the BKR5000 production to our partner East West Manufacturing.

Located in Juarez, Mexico, the East West BKR5000 production line is fully operational and is currently manufacturing radios for shipment in the second quarter. Also in the first quarter, we launched a multi-year, multimillion dollar development program for the BKR9500 multiband mobile radio. A companion mobile radio to the BKR9000 multiband portable radio, which we expect will further penetrate our addressable markets. Our shift to a higher priced, higher margin product mix combined with our cost reduction initiatives continue to drive enhanced profitability for our business.

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As you can see in the graph, we have delivered consistently improved earnings per share since the third quarter of 2023. At the same time, revenue stayed largely consistent year-over-year demonstrating the impact of our efficiency initiatives. In the first quarter of 2024, we achieved gross margins of 34.5% compared to 26.1% in the first quarter of 2023. As mentioned, we believe a key driver of our incremental margin improvement going forward will be the outsourcing of our manufacturing, which will simplify our supply chain management and reduce both production expenses and end product costs. We expect the shift to contract manufacturing coupled with the ongoing cost reduction initiatives and higher margin product mix will allow us to achieve historical margin rates in 2024 and continue to grow those rates going forward.

A key focus and major recent initiative has been our shift to an asset light model. To recap, last year we announced an agreement with our existing contract manufacturer, East West Manufacturing to become the exclusive manufacturer of our radio product line. As of the end of the first quarter, the production line at the East West facility in Juarez, Mexico is fully operational and is currently manufacturing BKR5000 radios for shipment in the second quarter. Our transfer team comprised of BK and East West employees is currently migrating production of the KNG Series Mobile and the BKR9000 portable radios to East West with production expected to commence by the end of Q3 or early Q4.

Our BKR5000 production line in Melbourne has ceased manufacturing activities and Phase 1 of our staff reduction has been completed. I would like to take a moment to thank all of our Melbourne employees who worked through their notice period to ensure we met our first quarter production and shipment goals. Thank you to these employees. At this point, I thought I would take a minute to do a quick review of the BKR Series radio product evolution and strategy going forward.

Since its launch in June of 2020, the BKR5000 has established itself as a premier single band radio for first responder agencies, propelling company revenue to a record high in 2023. The BKR9000 multiband radio which was launched about three years after the 5000 in May of 2023 is a higher priced and higher margin radio that significantly expands our addressable market among federal, state and local public safety customers.

And in new product news, today we are excited to announce that we have commenced a new development program to market a third radio in the BKR series, the BKR9500. As the trend towards multiband technology continues to gain traction, we are investing in another multiband development program to launch the BKR9500 multiband mobile radio. Installed in public safety vehicles, the 9500 is the companion radio to the BKR9000 multiband portable radio, which is carried by first responders.

With both the BKR9500 and 9000, a first responder can remain in constant contact with dispatch whether in or outside their vehicle. As part of the normal product replacement cycle, we expect that the BKR9500 will replace older single band mobile radios currently installed in first responder vehicles, including police cars, fire engines, and ambulances. Leveraging state-of-the-art multi-band capabilities, the 9000 and the 9500 will work in tandem to keep first responders better connected significantly enhancing. This will be a multi-year, multimillion dollar project with the engineering development costs being capitalized to align the expense with the anticipated BKR9500 revenue. We expect to see revenue from this offering to start in 2027.

Our strategic expansion into the design and development of innovative multi-band products is dramatically expanding our addressable market. Prior to the introduction of the BKR9000, our addressable market with the BKR5000 single band radio was approximately $200 million. To date, the BKR5000 has enjoyed strong market traction with our historically customer base in the wildland fire market vertical and gaining share with other first responder customers.

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The BKR9000 multi-band portable and companion 9500 address the wider market, which is approximately $2.3 billion and includes police, EMS, structured fire, military, public service and utility customers. Given the early success and market interest that we were seeing for the BKR9000, we believe that a bundled multi-band portable and mobile offering at the right price point will be well received and continue to drive the company to even higher revenue goals.

In addition to our core radio business, we see a significant long-term opportunity with our SaaS business unit as we develop new solutions leveraging LTE 5G technology. We believe that the LMR industry as a whole is heading toward adopting more SaaS-based applications that connect first responders across their radios, vehicles, and smartphones. And we're committed to the growth of our SaaS business to place us at the forefront of this growing market.

We are excited to announce today that we recently received patent approval from the United States Patent and Trade Office, USPTO for one of our three patent pending technologies. This USPTO patent protects InteropONE's innovative feature, which enables a first responder to create on demand ad hoc emergency talk groups with any smartphone user in a matter of minutes. This is a key differentiator for BK's InteropONE Push-To-Talk Over Cellular SaaS service.

We also recently showcased our patent pending technology, IntelliPTT feature enabling Push-To-Talk over broadband capabilities for both the BKR5000 and 9000 radio customers at the 2024 International Wireless Communications Expo in Orlando, Florida. Feedback from the show clearly indicated, IntelliPTT is driving a deeper interest in the BKR9000 given the enhanced user experience when the InteropONE service is accessed through the BKR9000.

The IntelliPTT feature development continues towards commercialization, while the patent application is pending approval. The IntelliPTT feature will be offered as an optional paid software feature on both the BKR5000 and BKR9000.

I will now turn the call over to our Chief Financial Officer, Scott Malmanger to go over our financial results for the quarter. Scott?

Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Thanks, John. Sales for the first quarter totaled approximately $18.2 million compared with $18.7 million for the same quarter last year, but increased sequentially by 12% compared to revenue of $16.3 million in the fourth quarter. Gross profit margin in the first quarter was 34.5%, which as John stated is nearing a return to historical margin levels of 35% plus compared to 26.1% in the first quarter last year.

Selling, general and administrative expenses or SG&A for the first quarter totaled approximately $5.3 million compared with $5.9 million for the same quarter last year. Operating income totaled $983,000 compared with an operating loss of $987,000 for the first quarter of last year. We recorded net income of $681,000 or $0.19 per basic and diluted share in the first quarter of 2024 compared with a net loss of $1.3 million or $0.37 per basic and diluted share in the prior year period. We expect an enhanced profitability as we continue to reduce costs and improve our gross margin.

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Non-GAAP adjusted EPS, which adds back net realized and unrealized gain and loss on investments, stock-based compensation expenses and severance expenses was $1.1 million or $0.30 per basic and diluted share compared with a loss of $978,000 or $0.29 per basic and diluted share in the first quarter of 2023.

We reported adjusted EBITDA of $1.4 million in the Q1 of '24 compared with an adjusted EBITDA loss of $696,000 in the first quarter of 2023. As of March 31, 2024, we have approximately $3.3 million of cash and cash equivalents and no long-term debt. Additionally, as we began transferring our production activities to East West, we recorded an inventory reduction of $1.4 million to $22.5 million at March 31, 2024.

We believe that our current cash position combined with anticipated cash generated primarily by radio sales and borrowing availability under our credit facility provides us with the working capital that we need to grow our business.

I will now turn the call back over to John.

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Thank you, Scott. With the progress that we've made in Q1, we believe we're on track to meet our stated targets for 2024. The engineering investment we made to develop the BKR Series radios is starting to pay off. The strong market adoption for the BKR5000 demonstrated that BK can develop and market a public safety radio that appeals beyond our core market of wildland fire and wind market share.

Early market feedback for the BKR9000 has been positive and the radio has been certified on various states, regional, county and city P25 radio system. It is still early, but initial orders for the BKR9000 has shown that this radio is not only appealing to wildland fire, but it can be successful in both Tier 3 and Tier 2 counties like Boulder County, Colorado. Our goal for 2024 is to introduce the BKR9000 to as many current and new customers to position the radio for upcoming radio upgrade cycles.

As previously stated, we believe that our transition to contract manufacturing and our shift to a higher priced, higher margin mix -- product mix will allow us to achieve incremental margin improvement as we move through 2024.

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Lastly, with the wildland fire season in full swing, and our historically stronger second and third quarters ahead of us, we remain confident in our previously stated target of $1.50 per share for the full-year.

To close my prepared remarks, I would like to summarize how we're continuing to create more value for our stakeholders. Starting with our trusted BK brand, we are expanding the BKR Series product line and market penetration. We are developing next generation SaaS capabilities to expand our total addressable market.

And lastly, we are transitioning BK to an asset light model, so we can better focus on what we do best, develop and market innovative public safety communication solutions.

Operator, we can now open the call for questions.

Operator

Thank you very much. At this time, we'll be conducting our question-and-answer session. [Operator Instructions]. Thank you. Your first question is coming from [indiscernible] Capital Advisors. Jeff, your line is live.

Q: Hey, guys. Thanks for taking the question. Could you talk a little bit more about the synergies between the BKR9000 portable radio and the BKR9500 mobile radio?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Hey, Jeff. This is John Suzuki. Thanks for the question. So the key difference, I would say is the 9000 is what they call a portable radio or handheld radio. This is something that the first responders would carry. The 9500 is a similar radio. It's a higher power radio and they are typically installed in vehicles. So they run from vehicles. The synergy between the two right is when the officer is in the vehicle, he's usually operating using the mobile radio, the radio that's in the vehicle.

And then when he gets out of the vehicle, he switches over and he's now operating from his portable radio. To the extent possible, right, that user interface, that experience on accessing the radio and how it's used mirrors each other, that makes it easier for the Police officer or the first responder to go from his vehicle radio to his personal radio or his portable radio. And so, that's why we call it a companion radio. We try to make it in essence seamless for that first responder to switch back and forth. And then of course there's benefits in simplifying training for the user.

Q: Got it, got it. Right, that's helpful. Thank you. That's all for me.

Operator

Thank you very much. Your next question is coming from Aaron Martin of AIGH Investment Partners. Aaron, your line is live.

Q: Hi, good morning. Congratulations on the strong EPS print. Couple of items also Scott thanks for calculating out the non-GAAP EPS, I didn't have to ask you. On the technical question on the severance of $127,000, was that recognized I assume it's primarily the manufacturing line employees from the transition, was that recognized in COGS or was that lower down on the line items?

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Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Yes, the severance portion was recognized in the SG&A as a corporate expense. We did have other costs that were recognized in cost due to the transition.

Q: Got it. At what level, I mean can you quantify those onetime items that went into COGS?

Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Well, there were some productivity or performance bonuses and stuff that were associated with the production and that's why they were recorded as a COGS expense.

Q: Got it. Okay. And then on the 9500, I understand obviously on the OpEx line, it's going to go into -- it's going to be capitalized expenses there. So it won't really go into the OpEx line, but on a cash basis, what's the investment like on a quarterly annual basis to get for this new development? Are you able to utilize your existing strong engineering team? Do you need more resources for that? Give us some color around there.

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Hi, Aaron, it's John. So we're certainly using our current development team. There are some nuances that are unique on a mobile and we'll have to bring in those resources when necessary and we'll make a decision on whether we bring them on staff or on contract. In terms of total spend, right, the engineering spend for this year is going to be consistent to last year in terms of money that we're spending.

We're not planning to spend more money. The amount of time that the engineers can spend on the 9500 will be dependent on the priorities that they're seeing, as we do our transition and maintaining our production. So for the engineers, the key thing obviously is to get the transition done on time and successful and that requires their efforts and maintaining our production levels. The third priority after that is dedicating time to the 9500 development. So as the transition continues through the year, we expect to see more and more time being allocated to that new product development.

Q: Got it. So by and large, this is an allocation of time, such for some items that will require additional investment?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Yes.

Q: Okay. And on the inventory line as we continue to get this transition, what do you think is the appropriate level of inventory for you guys to be having on your balance sheet, because it's still pretty elevated?

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John Suzuki - Chief Executive Officer, BK Technologies Corp.

Yes. We will continue to see improvement quarter-over-quarter as we transition more of our production over. But once again, Aaron, we have raw material inventory for some of our legacy products and also some of the long lead time raw inventory. So we will continue to see improvement through the year. And I think we've said, Aaron in the past that we'd be I mean, my personal goal was to get down to 12.

I don't think we'll get down to 12 by the end of the year. But that's a very feasible number, right? We're still very elevated because we're starting to now move the material, right, going through that. But you'll see that drop throughout the year. Whether I hit $12 million, we probably won't hit $12 million by the end of the year, but it will be in the teens for sure by the end. And our goal is from a company's perspective and if I look at what our volumes are, getting down to that level is very achievable.

Q: Got it. Can we -- switching gears to InteropONE, can you talk a little bit about specifics in terms of number of trial users out there, how many agencies you're talking to or departments, some sort of metrics that we can measure, how should we be measuring your progress in InteropONE?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Yes. Well, in terms of field trials, it's in the 100s, right? Just to give you an idea. It crosses federal, state, local agencies. The traction in terms of converting those field trials into actual orders, we're finding that's a very slow process. A lot of these guys, the people we're trialing with already have a service from either Motorola Communications or from AT&T or other suppliers out there. And what we're finding is those users are not using those services to the degree that they thought they were going to use it for.

And so now they see the value, the extra value in our service, but they're struggling with converting their current service to our service. And that seems to be a bit of a drag on the adoption rates. But everyone that we've demonstrated it to clearly say that this is different than the eight other services on the market. And the thing that's different about it is the ability to create these ad hoc talk groups on demand, which we just got the patent on.

So there might be some other avenues that we're going to start looking at, Aaron, in terms of -- it's hard for us maybe to be a market maker. Even though we may have a great technology. Maybe we need to take a different approach to the market and look at those people who are in that market and seeing how we can partner with them. So we'll start those discussions as we go forward.

Q: Got it. And then in terms of your -- I think we've talked in the past about the BKR9000 customer having a different profile than the BKR5000 customer. And then has is that playing out in terms of InteropONE interest with those 9000 customers. What you can say about that?

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John Suzuki - Chief Executive Officer, BK Technologies Corp.

Yes. I mean, short answer is yes, right. The InteropONE type service and the 9000 kind of go together. The customers that are looking at that go together.

Q: But the -- but that's still really only showing up in field trials, not so much in conversions. Correct?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Well, for the service, that's true, right? The 9000 not so much, right? We're getting much more traction on the 9000 sales. What customers are waiting for at this point is the tethering capability, the IntelliPTT. So we -- it's not commercial yet, so we've demonstrated it. They really like that idea. And in their mind that would be something that would advance the cause for them to buy the InteropONE service.

Because if you look at it, it's really two devices. It's a smartphone using InteropONE service and then you have the 9000. And they can do that today, not with InteropONE. They have potentially another service today. With the IntelliPTT, I can now tether these devices together and link these two products together. So that when I'm using my 9000, I can operate on a private radio system or I can change the knob and access the cellular system, and use the talk groups through InteropONE. That concept is very attractive to these types of users.

And so they're looking forward for us to get this in the field, so they can actually test to see how that would operationally work.

Q: Okay. Thanks a lot and congratulations on the continued progress.

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Thank you, Aaron.

Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Thanks.

Operator

Thank you very much. [Operator Instructions]. Our next question is coming from Jon Old from Long Meadow Investors. John, your line is live.

Q: Thanks. Thanks, John and Scott for the call today and congrats on the results. Just a quick question on gross margin. In the past, as I recall, I think you sort of set a normalized number of 40% with that rising with the introduction of the 9000. And in your remarks and the deck you said you used 35 plus. I'm just wondering if you could sort of change the margin profile going forward?

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And then a follow-up would be, what do you see as the revenue and margin profile of the 9500 once you bring that to market relative to the other two products and sort of just the size of revenue opportunity and margin profile? Thanks a lot.

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Thanks, Jon. It's John Suzuki. Let me try and parse that, and then Scott can chime in. Our historical margins are like 35% to 40% and that hasn't changed. I think in the script, you're right, we said 35% plus because we do see ourselves overshooting that as the 9000 mix becomes more prevalent. And we do expect to get into the 40s as we go forward and that will be primarily driven by the higher margin product mix of the 9000, right?

In terms of the 9500, I think it's too early to really talk about more margin profile, but it would definitely be greater than that 35 to 40. It would be a product that we would at least try to position that 50 or 55 plus. And that compares to the -- say the 9000 today, which is like 60% plus. So it may or may not come in as high as the 9000, but it would be still substantially better than our current portfolio.

Q: Okay. And how about just sort of revenue contribution rough just general sizing of that market versus the other two?

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Yes, I'm going to defer that when we get a little bit closer, John.

Q: Okay.

John Suzuki - Chief Executive Officer, BK Technologies Corp.

We have our goal right for 2025, which does not include this product. I think once we get that, we'll be in a better shape to kind of give you a forward view on what our next set of goals are for say 2030.

Q: Okay, great. Okay, thanks very much. I appreciate it.

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Welcome.

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Operator

Thank you. Your next question is coming from Bryan Viva [ph], she is a Private Investor. Bryan your line is live.

Q: Hello. Thank you very much for taking my question and congratulations on the quarter. Could you give us a little bit of color into what factored into the consistent year-over-year drop in SG&A for the last quarter? And do you expect any substantial changes to SG&A through your transition? Thank you.

Scott Malmanger - Chief Financial Officer, BK Technologies Corp.

Thanks for the question. Basically the company incurred costs associated with the ATM, the reverse stock split and costs associated with the introduction of the BKR9000 product in the first quarter 2023. We believe those costs are onetime non-recurring in nature and will not be occurred happen again in 2024. So I think that pretty much explains the delta between last year and this year non-recurring items.

Q: Okay, great. Thank you.

Operator

Thank you very much. Well, we appear to have reached the end of our question-and-answer session. I will now turn the call back over to John for closing remarks.

John Suzuki - Chief Executive Officer, BK Technologies Corp.

Thank you, Jenny. Thank you all for participating in today's call. We look forward to speaking with you again when we report our Q2. All the best to all of you and have a great day.

Operator

Thank you very much. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.

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